                                                               EXHIBIT 11(C)(2)

                             SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of February 12, 1999, by and among RSA Holdings Corp. of Delaware, a Delaware corporation ("Parent"), RSA Acquisition Corp., a Delware corporation ("Purchaser"), and the other parties signatory hereto (each, a "Stockholder").

                                    RECITALS

         Concurrently herewith, Parent, Purchaser and American Safety Razor Company, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Purchaser agrees to make an offer (the "Offer") for all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, at a price of $14.125 per share, net to the Stockholder in cash, to be followed by a merger (the "Merger") of Purchaser with and into the Company.

         As a condition to its willingness to enter into the Merger Agreement and make the Offer, Parent and Purchaser have required that each Stockholder agree, and each Stockholder has agreed, among other things, to tender into the Offer and to grant an irrevocable proxy with respect to the number of shares of Common Stock of such Stockholder set forth on Annex A hereto, together with any additional shares when and if they are acquired, including, without limitation, pursuant to Section 5.5 hereof (such shares, and any additional shares when and if they are acquired, being referred to herein as the "Shares"), on the terms and conditions provided for herein.

         In consideration of this Agreement, Purchaser has entered into the Merger Agreement and agreed to have the Company pay the TJC Amount, as a condition to the Merger Agreement.

         The Board of Directors of the Company has approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby so as to render inapplicable Section 203 of the Delaware General Corporation Law ("DGCL") to the transactions contemplated hereby and thereby.

                                    AGREEMENT

         To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

         1. Agreement to Tender. Each Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than 15 business days after the date of commencement of the Offer, all of such Stockholder's Shares by physical delivery of the certificates therefor (or by book entry or appropriate instructions to brokers or custodians thereof, as the case may be) and to not withdraw such Shares, except following termination of this Agreement pursuant to
Section 7 hereof. Each Stockholder hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Shares is subject to the terms and conditions of the Offer. Stockholder hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) his identity and ownership of the Shares and the nature of his commitments, arrangements and understandings under this Agreement.

         2. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Purchaser or any designee of Purchaser the lawful agent, attorney and proxy of such Stockholder, during the term of this Agreement at any meeting of the Stockholders of the Company, however called, or in connection with any written consent of the Stockholders of the Company, to vote (or cause to be voted) the Shares held of record or beneficially by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing by Purchaser in advance, against the following actions (other than the Offer, Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the Board of Directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action which, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Offer, Merger or the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Shares. Each Stockholder shall not hereafter, unless and until this Agreement terminates pursuant to Section 7.6 hereof, purport to vote (or execute a consent with respect to) such Shares (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Shares.

         3. Representations and Warranties.

         3.1. Representations and Warranties of Purchaser. Each of Parent and Purchaser hereby represents and warrants to each Stockholder as follows:

                  (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and Parent, as the case may be, and no other corporate proceedings on the part of Parent or Purchaser, as the case may be, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, as the case may be, and constitutes a valid and binding agreement of Parent and Purchaser, as the case may be, enforceable against each in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                  (b) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act, and the Securities Act of 1933, as amended (the "Securities Act"), (iii) the applicable requirements of state securities, takeover or Blue Sky laws and (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Purchaser or Parent, as the case may be, and the consummation by each of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Purchaser or Parent, as the case may be, nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws (or similar documents), (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Purchaser or Parent, as the case may be, to perform its obligations hereunder.

                  (c) Good Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

         3.2. Representations and Warranties of Stockholder. Each Stockholder hereby severally represents and warrants to Parent and Purchaser as follows:

                  (a) Ownership of Shares and Options. Subject to Section 4.3, Stockholder (or accounts or trusts controlled or beneficially owned by Stockholder) is the owner of the Shares and options to acquire Shares ("Stock Options") set forth on Annex A hereto and has the power to vote and dispose of such Shares. To Stockholder's knowledge, such Shares are, or upon issuance will be, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Stockholder has, or upon issuance will have, good title to the Shares, free and clear of any agreements, liens, adverse claims or encumbrances whatsoever with respect to the ownership of or the right to vote such Shares.

                  (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly authorized, executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                  (c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or Blue Sky laws, (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws, trust or charitable instruments (or similar documents) of Stockholder,
         (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Stockholder is a party or by which he or it or any of his or its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of his or its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Stockholder to perform his or its obligations hereunder.

         4. Certain Covenants of Stockholder. Each Stockholder hereby severally covenants and agrees as follows:

         4.1. No Solicitation. Neither Stockholder nor any officer, director, employee, representative or agent of Stockholder shall, directly or indirectly, solicit, facilitate, participate in or initiate any inquiries or the making of any proposal by any person or entity (other than Purchaser or any affiliate of Purchaser) which constitutes, or may reasonably be expected to lead to, (a) any sale of the Shares or (b) any Takeover Proposal or Acquisition Transaction. If Stockholder, or any officer, director, employee, representative or agent of Stockholder, receives an inquiry or proposal with respect to the sale of Shares, then Stockholder shall promptly inform Purchaser of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Stockholder shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. This Section 4.1 will not bind or apply to any person in their capacity as director of the Company.

         4.2. Restriction on Transfer, Proxies and NonInterference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or Stock Options or (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his obligations under this Agreement.

         4.3. Legending of Certificates; Nominees Shares. If requested by Purchaser, Stockholder agrees to submit to Purchaser contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that Purchaser may note thereon a legend referring to the proxy and other rights granted to it by this Agreement. If any of the Shares beneficially owned by Stockholder are held of record by a brokerage firm in "street name"or in the name of any other nominee (a "Nominee", and, as to such Shares, "Nominee Shares"), Stockholder agrees that, upon written notice by Purchaser requesting it, Stockholder will within five days of the giving of such notice execute and deliver to Purchaser a limited power of attorney in such form as shall be reasonably satisfactory to Purchaser enabling Purchaser to require the Nominee to (i) grant to Purchaser an irrevocable proxy to the same effect as Section 1 and 2 hereof with respect to the Nominee Shares held by such Nominee, (ii) tender such Nominee Shares in the Offer pursuant to Section 1 hereof, and (iii) submit to Purchaser the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

         4.4. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, Stockholder shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares).

         4.5. Stock Options. Each Stockholder that owns any Stock Options hereby agrees not to take any action that would affect the full vesting or free exercisability of such Stock Options. Each Stockholder that owns any Stock Options hereby agrees with Purchaser that, if requested by Purchaser at any time during the period from and including the Exercise Date to the Expiration Date when Purchaser desires to exercise the Option with respect to any Shares underlying any Stock Options, the Stockholder will exercise such number of fully vested and freely exercisable Stock Options (including any such Stock Options that may become fully vested and freely exercisable at any subsequent time between the Exercise Date and the Expiration Date) as may be necessary to enable Purchaser to acquire such Shares.

         5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Purchaser good title to any Shares purchased hereunder.

         6. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In such event, the amount to be paid per share by Purchaser shall be proportionately adjusted.

         7. Miscellaneous.

         7.1. Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Purchaser may assign its rights and obligations hereunder to any direct or indirect wholly owned parent company or subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         7.2. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         7.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Stockholder:           At such Stockholder's address set forth
                                      on Annex A hereto

         If to Parent or Purchaser:   RSA Holdings Corp. of Delaware
                                      c/o J.W. Childs Associates, L.P.
                                      One Federal Street, 21st Floor
                                      Boston, MA  02110
                                      Facsimile No.:  (617) 753-1101
                                      Attention:  Adam Suttin

         copy to:                     Simpson Thacher & Bartlett
                                      425 Lexington Avenue
                                      New York, New York 10017
                                      Facsimile No.: (212) 455-2502
                                      Attention: Mario Ponce, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         7.5. Cooperation as to Regulatory Matters. If so requested by Purchaser, promptly after the date hereof, Stockholder will use its reasonable best efforts to cause it and the Company (if required) to make all filings which are required under the HSR Act and applicable requirements and to seek all regulatory approvals required in connection with the transactions contemplated hereby. The parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any governmental agency, including, without limitation, filings under the provisions of the HSR Act. Stockholder shall also use its reasonable best efforts to cause the Company to supply Purchaser with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and the Federal Trade Commission, the Department of Justice and any other governmental agency or authority and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

         7.6. Termination. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms, provided, that such termination will not terminate or affect
Section 3 thereof.

         7.7. Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         7.8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

         7.9. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         7.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.


                                      RSA HOLDINGS CORP. OF DELAWARE


                                      By: /s/ Adam L. Suttin
                                         --------------------------------------
                                         Name: Adam L. Suttin
                                         Title:


                                      RSA ACQUISITION CORP.


                                      By: /s/ Adam L. Suttin
                                         --------------------------------------
                                         Name: Adam L. Suttin
                                         Title:

                                      JOHN W. JORDAN


                                      By: /s/ John W. Jordan
                                         --------------------------------------



                                      DAVID W. ZALAZNICK


                                      By: /s/ David W. Zalaznick
                                         --------------------------------------



                                      JONATHAN F. BOUCHER


                                      By: /s/ Jonathan F. Boucher
                                         --------------------------------------



                                      JOHN R. LOWDEN


                                      By: /s/ John R. Lowden
                                         --------------------------------------



                                      THOMAS H. QUINN


                                      By: /s/ Thomas H. Quinn
                                         --------------------------------------



                                    ADAM MAX


                                      By: /s/ Adam Max
                                         --------------------------------------

                                      LEUCADIA NATIONAL CORP.


                                      By: /s/ Joseph A. Orlando
                                          -------------------------------------
                                         Name: Joseph A. Orlando
                                         Title: Vice President and CEO


                                      JZ Equity Partners PLC

                                      By: /s/ James E. Jordon
                                          -------------------------------------
                                         Name:
                                         Title:


                                      WILLIAM C. WEATHERSBY


                                      By: /s/ William C. Weathersby
                                          -------------------------------------


                                      THOMAS G. KASVIN


                                      By: /s/ Thomas G. Kasvin
                                          -------------------------------------

                                                                         ANNEX A




                                                                                                        Number of Shares of
                                                                          Number of Shares              Common Stock Underlying
Stockholder Name                                                          of Common Stock               Stock Options
----------------                                                          ---------------               -------------
John W. Jordan II                                                           332,140                                0
c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

David W. Zalaznick                                                          303,140                                0
c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

Jonathan F. Boucher                                                         360,639                                0
c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

John R. Lowden                                                              184,860                                0
c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

Thomas H. Quinn                                                             175,200                                0
 c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

Adam Max                                                                     94,346                                0
c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

Leucadia National Corp.                                                     419,233                                0
c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

                                                                                                        Number of Shares of
                                                                          Number of Shares              Common Stock Underlying
Stockholder Name                                                          of Common Stock               Stock Options
----------------                                                          ---------------               -------------
MCIT PLC                                                                    245,496                                0
c/o The Jordan Company
767 Fifth Avenue
New York, NY 10153

William C. Weathersby                                                       169,000                           60,000
c/o American Safety Razor Company
One Razor Blade Lane
Verona, VA 24482

Thomas G. Kasvin                                                             27,600                           65,000
c/o American Safety Razor Company
One Razor Blade Lane
Verona, VA 244820